Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed on or about August 7, 2025) pertaining to Medallion Financial Corp. 2018 Equity Incentive Plan of our report dated March 7, 2024 on the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2023 for each of the years in the two-year period ended December 31, 2023; which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2024.

/s/ Mazars USA LLP

New York, New York

August 7, 2025